EXHIBIT 10.1
Kent Exploration Inc 410-744 West Hastings Street Vancouver, BC V6C 1A5 T: (604) 684-3394 F: (888) 282-7763 http://www.kent-exploration.com

November 1, 2013

LETTER AGREEMENT

This Letter Agreement ("Agreement") sets out the terms and conditions upon which American Cordillera Mining Corporation, a Nevada corporation ("AMCOR") hereby agrees to grant an exclusive option to Kent Exploration Inc., a British Columbia corporation (“Kent”), to earn an 80% interest in all of the right, title and interest of AMCOR with respect to the Mining Lease (defined below) concerning 3 patented and 10 unpatented mining claims related to the Bayhorse Property ("Property") located in Baker County, Oregon, which are more particularly described on Exhibit A hereto.

The parties acknowledge that, and agree with, the accuracy of following facts, which are relevant to this Agreement and specific unpatented mining claims:

A. Bayhorse Silver Mine, LLC, ("BAYHORSE") a Nevada Limited Liability Company, whose address is 4417 East 56th Avenue, Spokane, WA 99223, is the legal and beneficial owner of the Property patented and unpatented mining claims;

B. AMCOR acquired a leasehold interest in the Property from Northern Adventures, Inc. on December 28, 2012, pursuant to an asset purchase agreement.  The original Mining Lease Agreement was dated June 26, 2013, whereby Northern Adventures, Inc. acquired the original lease from Northern Adventures, LLC and subsequently transferred all right, title and interest in the lease to AMCOR. AMCOR now owns the right to explore, develop and conduct mining operations on the Property claims in accordance with the terms of the Mining Lease (defined below);

This Agreement shall be binding upon the parties hereto, pending execution by the parties of a definitive Option Agreement (defined below), which will, upon execution, replace and supersede this Agreement. The parties shall use their best efforts to negotiate in good faith and enter into the Option Agreement within 90 days after the date of this Agreement.

1.0

Definitions

For the purpose of this letter agreement and unless otherwise defined elsewhere, all capitalized terms used herein shall have the following meanings:

“Agreement” means this letter agreement and Exhibit A attached hereto, and any amendments as may be agreed to in writing from time to time by the Parties hereto.

"Bayhorse" means Bayhorse Silver Mine, LLC, the owner of the claims.

“BLM” means United States Bureau of Land Management.

“Business Day” means a day on which commercial banks are open both in Vancouver, British Columbia and Spokane, Washington.

“Exchange” means the TSX Venture Exchange.

“Interest” means, 100% of AMCOR’s right, title and interest in and to the patented and unpatented mining claims under the Mining Lease.

“Mining Lease” means the Mining Lease Agreement dated June 26, 2012, between Bayhorse and Northern Adventures, LLC, which was subsequently assigned and transferred to AMCOR on December 28, 2012.

“NSR” means a net smelter return royalty, to be more particularly defined in an amendment to the Mining Lease.

“Option Agreement” means the definitive option and joint venture agreement to be negotiated in good faith and entered into by the parties hereto in substitution for this Agreement.

“Permitted Encumbrances” means those encumbrances and third party interests, if any, affecting the Property as set out in the Exhibit “A” attached hereto.

“Purchase Option” means the Option to Purchase Assets Agreement dated July 3, 2013, among AMCOR, and NORTHERN ADVENTURES, INC..

“USFS” means United States National Forest Service.

2.0

Option Terms

2.1

AMCOR hereby grants to Kent, and Kent agrees to acquire, the option to earn an 80% legal and beneficial interest in the Mining Lease related to the Property, in accordance with the terms and conditions contained herein (the “Option”).

2.2

The Option shall be subject to the approval of the board of directors of Kent and the acceptance of the Exchange, which shall be obtained by Kent on or before November 30, 2013. The effective date of the Option shall be the date that is five (5) business days following the date of Exchange acceptance (the “Option Date”).

2.3

In order to exercise the Option, Kent shall pay US$25,000 to AMCOR, issue 1,500,000 common shares to AMCOR and incur not less than US$1,500,000 of exploration expenditures on the Property in accordance with the following schedule:

(a)

on signing this Agreement, Kent shall pay the sum of US$5,000 as a non-refundable deposit to AMCOR, in consideration for the exclusive right to enter into the Option Agreement.

(b)

On the Option Date, Kent shall:

(i)

pay AMCOR a further US$20,000; and

(ii)

issue five hundred thousand (500,000) common shares in the capital of Kent to AMCOR.

(c)

On the third anniversary of the Option Date, Kent shall issue a further five hundred thousand (500,000) common shares of Kent to AMCOR.

(d)

On the fifth anniversary of the Option Date, Kent shall issue a further five hundred thousand (500,000) common shares of Kent to AMCOR.

(e)

The certificates representing in aggregate a total of one million, five hundred thousand (1,500,000) common shares of Kent (the “Shares”) shall be registered to AMCOR, or such other name as may be directed by AMCOR. AMCOR shall have sole discretion to determine the distribution of the Kent common shares among AMCOR and BAYHORSE. The parties hereto acknowledge that the certificates representing the Shares shall bear restrictive legends, as prescribed by applicable securities laws.

(f)

Kent shall incur US$1,500,000 of exploration expenditures on the Property over a period of five (5) years, subject to:

(i) a minimum of US$100,000 on or before the 1st anniversary of the Option Date, which is a firm commitment;

(ii) a further US$100,000 on or before the 2nd anniversary of the Option Date; and

(iii) a further US$300,000 on or before the 3rd anniversary of the Option Date; and

(iv) a further US$500,000 on or before the 4th anniversary of the Option Date; and

(v) a further US$500,000 on or before the 5th anniversary of the Option Date

(g)

Kent shall also assume and satisfy the financial obligations and otherwise comply with the terms of the annual required expenditures and advance royalties as provided for in the Mining Lease.

(h)

All expenditures required to be incurred within the specified time periods provided for herein will be cumulative aggregated amounts and all expenditures incurred in any particular period, including any excess over the amounts required to be incurred to maintain the Option, will be carried over and included in any aggregate amounts of expenditures for the subsequent period.

(i)

In the event the total Option expenditures are met earlier than that required under the Option Agreement, Kent shall have the right to accelerate the exercise of the Option by issuing the total amount of common shares unissued to AMCOR, at which time Kent shall have acquired an 80% Interest in and to the Mining Lease.

2.4

The parties agree that the Kent share consideration described in sub-sections 2.3 (b) (c) and (d) herein shall satisfy in full any and all consideration that may be due to BAYHORSE and/or AMCOR.

2.5

The parties shall use their best efforts to provide executed copies of any and all documents as may be necessary to discharge their respective covenants and obligations under this Agreement.

3.0

Amended Royalty Schedule

The parties agree that the Royalty Schedule contained in Article 8 of the Mining Lease shall be amended to provide that:

(a) a 2% NSR shall apply to all products sold from the Property having a gross value less than US$500 per ton; and

(b) a 3% NSR shall apply to all products sold from the Property having a gross value equal to or greater than US$500 per ton.

4.0

Buy Out Clause

During the term of the Option, Kent (as the holder of the rights of AMCOR under the Mining Lease) shall have the right to elect to exercise the Buy Out Clause under Article 28 of the Mining Lease, and thereby purchase 80% of all rights, title and interest in the Mining Lease on the same terms and conditions. Concurrent with the acquisition by Kent of an 80% interest in and to the Mining Lease, AMCOR shall be obligated to contribute 20% of the cost of the acquisition of the Mining Lease.

5.0

Title to the Lease and the Property

5.1

During the term of the Option, BAYHORSE shall retain title to the Property and shall not deal with title in any manner except to record Kent’s Option to earn an 80% interest in the Mining Lease, which shall be recorded on title to the Property, as maintained by the applicable mineral title registry in Oregon.

5.2

Upon the exercise of the Option in accordance with the terms of this Agreement, BAYHORSE shall promptly prepare and deliver to Kent a registerable transfer document confirming that Kent holds an 80% interest and AMCOR holds a 20% interest, respectively, in the Mining Lease.

5.3

BAYHORSE shall provide such documentation as may be required to ensure that the Option on the Mining Lease is properly recorded with the applicable mineral title registry in Oregon, together with other items and documents as may be necessary to give full force and effect to this Agreement.

6.0

Representations, Warranties and Covenants

6.1

AMCOR and/or BAYHORSE hereby represents and warrants to, and covenants with Kent as follows:

(a)

BAYHORSE is the legal and beneficial owner of both the patented and unpatented mining claims, which are free and clear of all liens, claims  or encumbrances of any nature whatsoever except for the Permitted Encumbrances;

(b)

AMCOR has full right and authority to enter into this Agreement, which has been preapproved by AMCOR;

(c)

the patented and unpatented mineral claims which comprise the Property have been validly located and are in good standing;

(d)

there are no claims, litigation or proceedings pending or threatened in respect of the Mining Lease, or the Property; and

(e)

to the knowledge of AMCOR, after due inquiry, there are no environmental issues or concerns with respect to the Property.

6.2

The parties acknowledge that the Option Agreement shall contain additional provisions to cover the subjects listed below, and others as may be appropriate for a mineral option and joint venture agreement:

(a) obligations of the parties to maintain title to the Property and not to encumber same;

(b) the obligation of Kent to return the Property intact upon termination of the Option;

(c) covenant by Kent to conduct all work in a reasonable fashion consistent with mining industry standards;

(d) restriction on the assignment of any interest in the Property of this Agreement by either party, except to an affiliate, without the consent of the other party, which shall not be unreasonably refused;

(e) arbitration of disputes;

(f) the rights and duties of the operator of the joint venture;

(g) the composition and organisation of the management committee of the joint venture;

(h) dilution of the joint venture interest of non-participating parties;

(i) accounting procedures.

6.3

AMCOR shall indemnify Kent from and against any obligation, claim, demand and the like which it may suffer by virtue of any breach of the above warranties and covenants unless such liability arises from any neglect, act or omission of Kent or any of its officers, employees agents or affiliates.

6.4

Kent represents, warrants and covenants to AMCOR that as and from the Option Date, it shall assume each and every obligation of AMCOR in relation to the Mining Lease.

6.5

Kent shall indemnify AMCOR from or against any actions, claims, demands, suits and the like which may be claimed against it in relation to the Property from Option Date unless such liability arises from any neglect, act or omission of AMCOR or any of its officers, employees, agents or affiliates.

6.6

During the term of the Option, Kent shall maintain the Property in good standing with the BLM and other such regulatory agencies by making those annual maintenance payments as required by those agencies and performance of all obligations under the Mining Lease.

7.0

Other Matters

7.1

Confidentiality

Neither party may make any disclosure or announcement in relation to the subject matter of this Agreement (unless required to do so by applicable law, regulations or stock exchange policies) without providing the other party with a reasonable opportunity to comment on any proposed announcement.

7.2

State or Federal Taxes

The Option cash payments are exclusive of any State or Federal taxes or other taxes that may be imposed, and in the event that any tax (or taxes) is required to be paid then the Option terms shall be adjusted accordingly.

7.3

Legal Costs

The Parties shall bear their own legal costs in connection with this Agreement and the Option Agreement.

7.4

Parties Do All Things Necessary

Each Party shall do all such things as are necessary to give full force and effect to this Agreement including executing additional documents and entering into amendments to related agreements.

7.5

Area of Interest Provision

An area of interest comprising those lands is included within 3 miles (five kilometers) from the outermost boundary of the unpatented mining claims which comprise the Property, shall apply as described in Article 5 of the Mining Lease.

7.6

Termination

Upon completion of a minimum expenditure of US$500,000, Kent may terminate the Option Agreement at any time thereafter during the Option period and in accordance with Article 18 and 19 of the Mining Lease.

In the event that Kent makes a decision to terminate the Option, as contemplated in Article 18 of the Mining Lease, prior to completion of the Option, Kent must first notify AMCOR, at which time AMCOR has the right to take over the Mining Lease at its sole discretion.

8.0

Joint Venture

8.1

Upon Kent earning an 80% Interest in and to the Mining Lease, AMCOR shall receive a 20% carried interest in the Mining Lease until such time as the earlier of:

(a) a NI 43-101 compliant feasibility study has been prepared on the Property for Kent; or

(b) Kent has notified AMCOR of its decision to proceed with mining of the Property,

has occurred, at which time (the “JV Formation Date”) a joint venture (“JV”) shall automatically be deemed to be formed between Kent and AMCOR whereby AMCOR shall hold a 20% JV interest and the Kent shall hold an 80% JV interest, in and to the Mining Lease, and all expenditures from the date of the formation of the JV shall be apportioned between the parties as to their percentage interest.

9.0

Dilution

9.1

A budget shall be established at the beginning of each exploration year, commencing on the JV Formation Date, and each party to the JV shall fund their proportionate share of the Expenditure. In the event a JV partner elects to not fund their proportionate share, it shall be subject to dilution and if diluted below a 10% interest, its JV interest shall be automatically converted to a 1% NSR, save an except that within 60 days from the end of each work program, the non-participating party shall have the right to fund its proportionate share of such program and thereby shall not suffer dilution.

10.0

 Mutual Right of First Refusal

In the event, at any time, an offer from a third party is made to acquire, all or substantially all, of a party’s interest in and to the Mining Lease, or the JV, the other party shall have the right to receive prompt notice of such, with full details of the offer, and shall have the right of first refusal to acquire the first party’s interest on substantially the same or better terms.

11.0  Notice

Any notice required to be given under this Agreement shall be in writing and if sent by mail, subject to proof of mailing, will be deemed to have been received by the other party in the ordinary course of business.  Notice may also be given by fax.  Unless otherwise advised in writing, particulars of address for notices of the respective Parties are as follows:

To:

AMCOR

Address:

1314 South Grand Blvd, Suite 2

Spokane, WA 99202

Attention: Frank H. Blair, President

Email:

fhb-geo@comcast.net

Fax No:

1 + (509) 623-0121

Kent

The President & CEO

Kent Exploration Inc

410-744 West Hastings Street

Vancouver

British Columbia   V6C 1A5

Canada

Fax No:  +1 888 282 7763

If the above accords with your understanding, please sign and return all copies of this Agreement.

Yours truly:

Kent Exploration Inc.

/s/ Graeme O’Neill

per: Graeme O’Neill, President & CEO

Agreed to and accepted by AMCOR on November 4, 2013

/s/ Frank H. Blair

Authorised Signatory

Acknowledged and consented to by AMCOR on November 4, 2013

/s/ Frank H. Blair

Authorised Signatory

Acknowledged and consented to by BAYHORSE on November 4, 2013

/s/ Michael Coyne

Authorised Signatory

Kent Exploration Inc 410-744 West Hastings Street Vancouver, BC V6C 1A5 T: (604) 684-3394 F: (888) 282-7763 http://www.kent-exploration.com

EXHIBIT A

Patented Mining Claims	Mineral Survey Number
OK Quartz Lode	M.S. 301
Rapid Quartz Lode	M.S. 300
Bayhorse Quartz Lode	M.S. 133

Bayhorse 1	8/15/2011	8/18/2011	B11330216	11/10/2011	ORMC 168271
Bayhorse 2	8/15/2011	8/18/2011	B11330217	11/10/2011	ORMC 168272
Bayhorse 4	8/15/2011	8/18/2011	B11330219	11/10/2011	ORMC 168274
Bayhorse 5	8/18/2011	8/18/2011	B11330220	11/10/2011	ORMC 168275
Bayhorse 7	8/15/2011	8/18/2011	B11330222	11/10/2011	ORMC 168277
Bayhorse 9	8/15/2011	8/18/2011	B11330224	11/10/2011	ORMC 168279
Bayhorse 11	8/15/2011	8/18/2011	B11330226	11/10/2011	ORMC 168281
Bayhorse 13	8/15/2011	8/18/2011	B11330228	11/10/2011	ORMC 168283
Bayhorse 14	8/15/2011	8/18/2011	B11330229	11/10/2011	ORMC 168284
Bayhorse 16	8/17/2011	8/18/2011	B11330231	11/10/2011	ORMC 168286